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                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:


/ / Preliminary Proxy Statement
/ / Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CHEMICAL BANKING CORPORATION
               (Name of Registrant as Specified in Its Charter)

                 ---------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies: (i) Common Stock, par value $1.00 per share of the Registrant ("Chemical Common Stock") to be issued in connection with the transaction and
        (ii) Common Stock, par value $2.00 per share of The Chase Manhattan Corporation ("Chase Common Stock"), to be acquired by the Registrant in the transaction.
    (2) Aggregate number of securities to which transaction applies: (i) 223,025,061 being the maximum number of shares of Chemical Common Stock to be issued in the transaction and (ii) 214,447,174 being the maximum number of shares of Chase Common Stock to be acquired by the Registrant in the transaction.
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The per unit price of each share of Chase Common Stock is $58.1875 (the average high and low price of such stock on the New York Stock Exchange, Inc. Composite Transaction Tape on September 22, 1995). The filing fee of $2,495,628.99 is calculated in accordance with Rule 0-11(c)(1) under the Exchange Act as one-fiftieth of one percent of the product of 214,447,174 shares to be acquired in the transaction and $58.1875.
    (4) Proposed maximum aggregate value of transaction: $12,478,144,937.10.
    (5) Total fee paid: $2,495,628.99.
/x/ Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
    Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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
                          CHEMICAL BANKING CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                           Monday, December 11, 1995

                              CONDUCT OF MEETING

        The following are some guidelines for the conduct of this meeting which we would appreciate your following. If you wish to address the meeting and, if you are addressing the meeting for the first time, please state your name and the number of shares you are representing. All questions should be directed to the Chair.

        An agenda has been distributed to each of you. For the meeting to proceed in an orderly fashion, the agenda must be followed. Every stockholder who wishes to speak will be given that opportunity from a standing microphone.

        If a stockholder has multiple questions, we certainly welcome these. But, please allow other stockholders to have an opportunity to speak. Questions should be raised one at a time and the Chairman will come back to the person who has multiple questions.

                               TOPICAL QUESTIONS

Q.      How large will the new Chase be?

A. The new institution will have nearly $300 billion in assets and $20 billion in stockholders' equity. The new Chase will be one of the best capitalized banking companies in the world.

Q.      What will be the new dividend of the surviving corporation?

A. Chemical and Chase currently expect that the Board of Directors of the new Chase will continue to declare Chemical's regular quarterly cash dividends on the Chemical Common Stock following the Merger. Currently, the dividends on the Chemical Common Stock are $0.50 per share per quarter, or $2.00 per share per year. Future dividends will be determined by the Board of Directors of the new Chase in light of the earnings and financial condition of the new Chase and its subsidiaries and other factors, including applicable governmental regulations and policies.

Q. How many local branches will be closed as a result of the Merger of the banks?

A. The new Chase network will have over 600 branches in New York, New Jersey and Connecticut. In the New York metropolitan region, where the two networks overlap, approximately 100 branches will be consolidated into nearby branches. Many of these branches are in very close proximity to each other, usually within a couple of blocks, where consolidation will not inconvenience the communities.

Q. Will the new Chase remain a leader in serving the needs of low and moderate income communities?

A. Yes. We will continue to serve all of the low and moderate income communities in which we currently do business. Both Chase and Chemical have a long and proud history of meeting the needs of the communities they serve. Chase and Chemical have announced that the new Chase will make $18.1 billion in community investments across the U.S. over five years, beginning after the two companies merge. The commitment is the largest ever for a bank and was achieved in consultation with more than 350 community organizations and government officials, primarily in New York, New Jersey, Connecticut and Texas, where the merged company will have full-service subsidiary banks.

Q.      What are the estimated cost savings from the Merger?

A. Chemical and Chase currently expect to achieve substantial savings in the base of operating costs by consolidating certain operations and eliminating redundant expenses. Such savings are expected to be realized over time as such consolidation is completed. Although no assurances can be given that any specific level of cost savings will be achieved or as to the timing thereof, annual savings are expected to amount to approximately $600 million in the first year following consummation of the Merger, approximately $1.05 billion in the second year, and approximately $1.5 billion in each year thereafter. Such savings are expected to be realized primarily through reductions in staff, the consolidation and elimination of certain branches and office facilities and the consolidation of certain data processing and other back office operations.

Q.      What are the estimated expenses of the Merger?

A. It is expected that a one-time, pre-tax restructuring charge of $1.5 billion will be incurred upon consummation of the Merger, principally as a result of severance expenses, costs in connection with planned office eliminations, and other Merger-related expenses.

Q.      How many jobs will be lost as a consequence of the Merger?

A. Approximately 12,000 positions will be eliminated from a combined staff of approximately 75,000 located in 39 states and 51 countries around the world. We expect to rely as much as possible on normal attrition combined with internal redeployment; however, there will be a need for some involuntary layoffs.